EXHIBIT 99.1
FOR IMMEDIATE RELEASE: FOR FURTHER INFORMATION CONTACT:
Stanley Dempsey, Chairman and Chief Executive Officer
Karen Gross, Vice President and Corporate Secretary
(303) 573-1660
ROYAL GOLD CLOSES DEAL TO ACQUIRE ROYALTIES FROM
KENNECOTT MINERALS
     DENVER, COLORADO. JANUARY 5, 2006: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced that it has closed the agreement with Kennecott Minerals Company to acquire two royalties for $25.0 million. The royalties consist of a 3% net smelter return (“NSR”) royalty on the Robinson mine, which is located in eastern Nevada, and a sliding-scale NSR royalty on the Mulatos mine in Sonora, Mexico.
     The Robinson mine is an open pit copper mine with significant gold and molybdenum credits. The mine has been owned and operated by Quadra Mining Ltd. (“Quadra”) since 2004. Quadra has reported that as of December 31, 2004, proven and probable reserves include 142.6 million tons (129.4 million tonnes) of ore, at an average grade of 0.0085 ounces of gold per ton (0.29 grams per tonne) and 0.69% copper, containing approximately 1.2 million ounces of gold and 2.0 billion pounds of copper. The operator estimates that calendar year 2006 production will be in the range of 55,000 to 65,000 ounces of gold and 145 to 150 million pounds of copper. Quadra also stated that its molybdenum circuit is near completion, which is expected to produce in the range of 1.0 to 1.6 million pounds of molybdenum in calendar 2006.
     The Company will begin receiving revenue from its 3.0% NSR royalty at the Robinson mine when a $20.0 million reclamation trust account is fully funded which, at the end of October 2005, totaled approximately $14.7 million. The account is expected to be fully funded in calendar 2006.
     The Mulatos project, owned and operated by Alamos Gold, Inc. (“Alamos”), is an open pit, heap leach gold mine, which is nearing completion of construction. According to Alamos, commercial production is expected in early calendar 2006. Based on the operator’s estimates, proven and probable reserves, as of June 1, 2004, include 40.1 million tons (36.4 million tonnes) of ore, at an average grade of 0.048 ounces per ton of gold (1.64 grams per tonne), containing approximately 1.9 million ounces of gold. Alamos anticipates that once full production is reached, yearly production is expected to average 150,000 ounces of gold.
     The Mulatos mine sliding-scale royalty, capped at two million ounces of gold production, ranges from a 0.30% payout for gold prices below $300 up to a maximum rate of 1.50% for gold prices above $400.
     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ National Market System under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding proven and probable reserve estimates made by the operators, production forecasts made by the operators, construction completion, and funding of a reclamation trust account. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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